SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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[ ]   Soliciting Material Pursuant to Section 240.14a-11(c)
      or Section 240.14a-12

LADISH CO, INC.
(Name of Registrant as Specified in its Charter)

GRACE BROTHERS LTD.
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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

GRACE BROTHERS, LTD.
1560 Sherman Avenue, Suite 900
Evanston, IL  60201

April 30, 2003

VOTE THE ENCLOSED GREEN PROXY CARD TODAY!

Dear fellow Ladish Shareholder:

We are pleased to enclose our proxy materials, and encourage you to read then carefully and then vote the enclosed GREEN proxy card.

As you may know, we are Ladish's largest holder (holding approximately 29.6%), and we are extremely disappointed with the performance of the Company. At this point, we feel there is no recourse other than to modify the existing
Board, with a team of business and industry professionals who are committed to enhancing value for all Ladish shareholders. That is why we are asking you to join with us in electing an independent slate of nominees to serve as directors who will work more effectively in the best interests of all shareholders.

Recently Ladish issued a press release defending their recent performance and attacking our effort to nominate and elect an independent board. Let us take this opportunity to respond!


Management claims that the current Ladish Board and management team are actively focused on delivering value to all Ladish shareholders and for the past five years, Ladish has consistently outperformed its industry peer group based on total cumulative shareholder return on its common stock.

* We don't know about their peer group comparison! Ladish failed to identify in its proxy statement the identity of the individual peer group issuers as required by SEC rule.
Here is what our 1 year performance graph shows, along with the identity of the 12 companies in our peer group. Year to date, Ladish shareholders lost 45%, while the average return of the peer group is down only 11%.

(see attached graphic)

Management claims the current Ladish Board of Directors has demonstrated its commitment to strong corporate governance principles. Ladish has a progressive corporate governance structure that includes the annual election of all directors and a highly qualified, independent Board.

* Our proxy statement summarizes for you just how independent this board is. We are concerned about these relationships and think you should be too. They note the "progressive" nature of the board's governance structure that includes the annual election of all directors. What is so "progressive" about a management team that is vigorously fighting the effort of a major shareholder to nominate an alternative independent slate for consideration by shareholders? Let's allow the shareholders to choose!


In the Company's proxy statement, management states
"Stockholder proposals . . . will be considered untimely under the Company's By-laws if received less than 45 days in advance of the Annual Meeting of Stockholders in 2003 and the Company will not be required to present such proposals at the meeting." In recent public statements, senior officials of the Company have advised the press that the "deadline has passed for Grace to place any board candidates in nomination at this year's annual meeting."

* We have reviewed the by-laws of the Company on file with the Securities and Exchange Commission. We have reviewed their newly restated by-laws. We see no such provision.
We would characterize these statements as misleading.
Management would likely refer to them as "progressive."


Management asserts that Grace Brothers has no plan for the Company. They say that Grace Brothers "does not have any current specific plans or proposals for maximizing shareholder value."

* If the current board has a strategy and operating plan, it has not been working. Our qualified slate will help to implement a strategic plan for the Company and its shareholders only after they have had the chance work closely with management and to carefully study the Company's business and prospects. The current board has had plenty of time to lead. It is time for a change!


Management claims that Grace Brothers is attempting to take control of Ladish without paying for it; that Grace
Brothers is already represented by 2 board members out of 7
-- proportional to their 29% equity stake in the Company.


* We do not have two representatives on the board. We have one. Mr. Sullivan has no relationship with Grace
Brothers. The Company admits as much in its 2003 proxy statement, where it identifies the creation of an INDEPENDENT COMMITTEE, which by its terms is to exclude
10%+ shareholders ( i.e. Grace Brothers), yet the Company includes Mr. Sullivan as a member of this INDEPENDENT
COMMITTEE. We also recognize the value of the independent guidance he has brought to the board and feel that he has earned the right to continue. Our other nominees are independent from the Company and independent from Grace
Brothers. They are nominated for the benefit of all shareholders, large or small.

Management claims that Grace Brothers "would take control of the Board without paying the Company's remaining shareholders anything at all " if our slate is elected.

* This analogy is simply wrong! We are not buying any stock; we are not seizing for ourselves the control premium that might arise if the Company is sold in the future - - we are exercising our right to vote our shares. All shareholders will retain their ability to participate in any share value growth, including any control premium, that may be generated in the future.


Management asserts that Grace Brothers' interests are not aligned with the interests of other shareholders. Grace
Brothers acquired the majority (74%) of their shares through the exercise of warrants at an exercise price of $1.20 per share. Its relatively low basis in these shares may lead them to view strategic opportunities for the Company and its shareholders very differently from the Company's other shareholders.

*  Frankly we are embarrassed for the board that it has
chosen to deflect attention from its own performance by
attacking the validity of our ownership position.  Of
course, management chooses not to share with you that we
have acquired over 1 million shares of Ladish in the open
market since its initial public offering.  We are in the
business of making investments and maximizing the value of
those investments.   Regardless of the basis we may have in
any of our investments, our objective is to maximize the value of that investment. All shareholders would benefit by that objective.


Management has quoted favorable sounding comments from industry analysts regarding the Company's financial performance.

*  Here's the rest of the story!

"Large headcount reductions remain unlikely: While management has reduced headcount in certain areas, we are unlikely to see the 15-20% reductions in workforce we have seen at other commercial suppliers." (Adam Weiner, CSFB
11/12/02)

"Intensifying pricing pressure from both customers and competitors, a shifting unfavorable product mix, and a relatively high and inflexible cost structure should further pressure results." (Adam Weiner, CSFB, 11/02/02)

*  Mr. Weiner's view of Ladish and PCP as investments....

LADISH:  "Ladish stock is down 52% thus far in 2002 versus
30% decline in the S&P 500 and a 3% decline for all
aerospace and defense stocks. ...we believe there is no rush to buy the stock near-term."  (Adam Weiner, CSFB, 11/02/02)
(emphasis added)

PRECISION CASTPARTS:   "Unfortunately, we missed a nice
rebound in the stock over the last few months (up 63% from
its low of $17.20 on October 10, 2002)....PCP is a good
investment for any true long-term investor willing to be patient through what will likely be a volatile 6-9 months or so." (Adam Weiner, CSFB, 1/15/03) (emphasis added)

*  *  *  *  *


It is time to focus on shareholders!
It is time to clean up the corporate governance at Ladish.


We urge you to read the enclosed proxy material carefully.
If you have any questions or require assistance in voting your proxy, please call MacKenzie Partners, Inc.


Thank you for your support

Sincerely,


GRACE BROTHERS, LTD


TO RESTORE VALUE AND INVESTOR CONFIDENCE IN LADISH, CO.,
INC., SIGN AND RETURN YOUR GREEN PROXY CARD TODAY


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